Exhibit 10.8

AMENDMENT TO STOCK ISSUANCE AGREEMENT

This AMENDMENT TO STOCK ISSUANCE AGREEMENT (the “Amendment”) is effective as of November 8, 2017 (the “Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and ORAGENICS, INC., a Florida corporation having its principal place of business at 4902 Eisenhower Boulevard, Suite 125, Tampa, FL 33634, U.S.A. (the “Company”). Intrexon on the one hand and the Company on the other hand may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

A. WHEREAS Intrexon and the Company are parties to that certain Exclusive Channel Collaboration Agreement, effective June 5, 2012, as amended by that certain First Amendment to Exclusive Channel Collaboration Agreement, effective July 21, 2016 (the “ECC Agreement”), pursuant to which Intrexon appointed the Company as its exclusive channel collaborator for developing and commercializing certain products in an exclusive field as defined by the ECC Agreement;

B. WHEREAS Intrexon and the Company are also parties to that certain Stock Issuance Agreement, effective June 5, 2012 (the “Stock Agreement”), pursuant to which Intrexon and the Company further defined certain rights and obligations of Intrexon and the Company in regards to equity of the Company potentially payable under the ECC Agreement;

C. WHEREAS Intrexon and the Company, in conjunction with concurrent amendment of the ECC Agreement effectuated under separate instrument of even date herewith (the “ECC Amendment”), now mutually desire to amend the Stock Agreement;

D. NOW, THEREFORE, Intrexon and the Company agree to amend the terms of the Stock Agreement as provided below, effective as of the Amendment Effective Date.

1.	GENERALLY

1.1 Capitalized terms present within this Amendment that are not proper names or titles, that are not conventionally capitalized, or that are not otherwise defined within this Amendment shall have the meaning set forth in the Stock Agreement.

2.	AMENDMENTS TO THE AGREEMENT

2.1 Milestones. Section 1.2 of the Stock Agreement is hereby replaced in its entirety with the following Section 1.2:

1.2 Milestones. Subject to the terms and conditions of this Agreement and the Channel Agreement, upon the first instance of attainment of the commercialization milestones as set forth below, and with respect to only the first Oragenics Product (as defined in the Channel Agreement) developed under the Channel Agreement that reaches any such milestone, the Company has agreed to make certain milestone payments (each a “Milestone Payment” and together “Milestone Payments”) as set forth in this Section 1.2. The Milestone Payments are each payable in cash (subject to Section 5.2(b) of the Channel Agreement) by wire transfer to the account specified by Intrexon. The specific milestone payments due to Intrexon upon achievement of each of the Milestone Events are set forth in Sections 1.2(a) through 1.2(c) below.

(a) The Company shall pay Intrexon a one-time milestone payment in cash of twenty five million United States dollars ($25,000,000) (subject to Section 5.2(b) of the Channel Agreement) within six (6) months of the first instance of the achievement of the Regulatory Approval Milestone Event.

(b) The Company shall pay Intrexon a one-time milestone payment in cash of five million United States dollars ($5,000,000) (subject to Section 5.2(b) of the Channel Agreement) within six (6) months of the first instance of the achievement of the New Indication Milestone Event.

(c) The Company shall pay Intrexon a one-time milestone payment in cash of five million United States dollars ($5,000,000) (subject to Section 5.2(b) of the Channel Agreement) within six (6) months of the first instance of the achievement of the New Product Milestone Event.

(d) As used in this Section:

(i) “FDA New Product Application” means a “New Drug Application” or a “Biologics License Application” (as both of such are defined according to relevant FDA guidelines and regulations establishing the mechanisms for the submission of new drug products in the United States of America for regulatory approval prior to commercial sale and marketing), but excluding any Supplemental FDA Applications.

(ii) “New Indication Milestone Event” means for a given Oragenics Product, the approval of a Supplemental FDA Application with the FDA (or an equivalent filing with another equivalent regulatory agency) which Supplemental FDA Application sought approval of an indication for use of an Oragenics Product other than the current regulatory-approved indication for the respective Oragenics Product. For the avoidance of doubt and clarification purposes, any occurrence of the New Indication Milestone Event shall not also be deemed the occurrence of the New Product Milestone Event or vice versa.

(iii) “New Product Milestone Event” means for a given Oragenics Product, the approval of a FDA New Product Application for such Oragenics Product that is deemed (according to relevant FDA guidelines) to be a different drug product than the first Oragenics Product that was clinically pursued under the Lantibiotics Program (as defined in the Channel Agreement). For purposes of the New Product Milestone Event, the subject Oragenics Product shall be deemed to be a “different” Oragenics Product from the first Oragenics Product (and thus constitute an occurrence of the New Product Milestone Event) if regulatory approval of the subject Oragenics Product had to be obtained from the FDA under a different FDA New Product Application than the first Oragenics Product. For the avoidance of doubt and clarification purposes, any occurrence of the New Product Milestone Event shall not also be deemed the occurrence of the New Indication Milestone Event or vice versa.

(iv) “Regulatory Approval Milestone Event” means for a given Oragenics Product, the approval of a FDA New Product Application for such Oragenics Product by the FDA or equivalent regulatory action in a foreign jurisdiction.

(v) “Supplemental FDA Application” means a “Supplemental New Drug Application” or a “Supplemental Biologics License Application” (as both of such are defined according to relevant FDA guidelines and regulations establishing the mechanisms for the submission of data in support of the FDA granting approval for new, amended, and/or expanded label indications for a prior-approved drug product in the United States of America).

The event giving rise to a milestone payment under subsections (a) through (c) of this Section 1.2 shall be a “Milestone Event” and together, the “Milestone Events.”

2.2 Company Sale. Section 1.3 of the Stock Agreement is hereby deleted in its entirety.

2.3 Capital Adjustments. Section 1.4 of the Stock Agreement is hereby deleted in its entirety.

2.4 Closings. Section 2.2(b) of the Stock Agreement is hereby deleted in its entirety and all references to a Subsequent Closing or Subsequent Closings are deleted in their entirety.

3.	MISCELLANEOUS

3.1 Full Force and Effect. This Amendment amends the terms of the Stock Agreement and is deemed incorporated into the Stock Agreement. The provisions of the Stock Agreement as amended remain in full force and effect.

3.2 Entire Agreement. This Amendment, together with the Stock Agreement, the ECC Amendment, and the ECC Agreement, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Intrexon and the Company have executed this Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

INTREXON CORPORATION		ORAGENICS, INC.

By:	/s/ Donald P. Lehr	By:	/s/ Alan Joslyn
Name: Donald P. Lehr Title: Chief Legal Officer		Name: Alan Joslyn Title: Chief Executive Officer

Signature Page to Amendment to Stock Issuance Agreement